Exhibit 99.65

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

MARFRIG GLOBAL FOODS S.A.	BRF S.A.
Companhia Aberta	Companhia Aberta
CNPJ/MF nº 03.853.896/0001-40	CNPJ/MF nº 01.838.723/0001-27
NIRE 35.300.341.031	NIRE 42.300.034.240

JOINT MATERIAL FACT

MARFRIG GLOBAL FOODS S.A. (“Marfrig”) and BRF S.A. (“BRF” and, together with Marfrig, the “Companies”), in compliance with article 157, paragraph 4, of Law No. 6,404, of December 15, 1976 (“Brazilian Corporation Law”), and Resolution No. 44 of the Brazilian Securities and Exchange Commission, of August 23, 2021, in continuation of the joint material disclosed on May 15, May 26, August 5, September 5, September 8 and September 22, 2025, to inform its shareholders and the market in general, in the context of the merger of shares issued by BRF by Marfrig (“Merger of Shares”), approved at the Extraordinary General Meetings of the Companies held or closed on August 5, 2025, as the case may be (“Meetings”), pursuant to the “Plan of Merger of Shares Issued by BRF S.A. by Marfrig Global Foods S.A.”, entered into on May 15, 2025, as amended on May 26, 2025 (“Plan of Merger”), which closing date occurred on this date, that the boards of directors of the Companies approved the new organizational structure, as described hereunder:

Miguel de Souza Gularte***	Global Chief Executive Officer
Artêmio Listoni**	Industrial Operations and Logistics Vice-President
Fabio Duarte Stumpf**	Agribusiness and Quality Vice-President
Fabio Luis Mendes Mariano**	Halal Market Vice-President
Heraldo Geres***	Legal, Tax, Corporate Affairs and People Vice-President
Jose Ignacio Scoseria Rey***	Chief Financial, Investor Relations, Management and Technology Officer
Leonardo Campos Dallorto**	International Market and Supply Vice-President
Manoel Reinaldo Manzano Martins Junior**	Brazil Market and Marketing Vice-President
Rodrigo Marçal Filho*	Executive Director of Origination and Agribusiness-Cattle

*Statutory Officer Marfrig; ** Statutory Officer BRF; *** Statutory Officer Marfrig and BRF

Mr. Rui Mendonça Júnior will leave the position of Marfrig’s Chief Executive Officer and will start to serve as a consultant for the Companies.

Mr. Tang David will leave the position of Marfrig’s Chief Administrative and Financial Officer and Investor Relations Officer and will be appointed to occupy a position in the Board of Directors.

Mr. Marcel Sacco, Mr. Bruno Machado Ferla and Mr. Igor Marti will leave the Companies. We thank them for the commitment and dedication and wish them success in their new challenges.

The Companies shall keep their shareholders and the market informed of relevant updates related to the matters addressed in this Material Fact.

São Paulo, September 22, 2025.

Jose Ignacio Scoseria Rey

Chief Financial, Investor Relations,
Management and Technology Officer

IMPORTANT NOTICE

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Investors in American Depositary Shares (“ADSs”) of BRF and holders of common shares of BRF are urged to read the informational document regarding the merger between BRF and Marfrig because it will contain important information.

U.S. holders of common shares of BRF are urged to read any informational document or other materials prepared by BRF for common shareholders of BRF regarding the merger because they will contain important information. BRF expects to submit copies of these documents to the U.S. Securities and Exchange Commission (“SEC”) when they are available, and investors and security holders may obtain free copies of these documents and other documents filed by the Companies with the SEC at the SEC’s website at www.sec.gov.

A copy of any informational documents prepared for holders of ADRs or U.S. holders of common shares of BRF (when available) may also be obtained for free from Marfrig.

This communication contains forward-looking statements. These statements are statements that are not historical facts and are based on the current view and estimates of management of BRF and Marfrig of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates,” “believes,” “estimates,” “expects,” “plans” and similar expressions, as they relate to the Companies, are intended to identify forward-looking statements.

Statements regarding the structure and timing of any merger between the Companies, business strategies, future synergies, future costs and future liquidity of the Companies, and pro forma results of operations and financial condition of the Companies are examples of forward-looking statements.

Such statements reflect the current views of management and are subject to a number of risks and uncertainties, including economic and market conditions in Brazil and globally, conditions in the industry of the Companies, any regulatory actions relating to the merger, the ability of the Companies to achieve projected synergies and the risk factors outlined by each of the Companies in their filings with the SEC and the Brazilian Securities Commission (CVM). There is no guarantee that the expected events, trends or results will actually occur.

Any changes in the assumptions and factors on which these forward-looking statements are based could cause actual results to differ materially from current expectations.

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